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                                                                    EXHIBIT 10.2

                      [LETTERHEAD OF AZEMUTH INCORPORATED]


December 27, 1997

Mr. William Hagler
UNICO, Inc.
1921 Bloomfield Blvd.
Farmington, NM 87401

Dear Mr. Hagler:

          This is to confirm our agreement to the effect that if you directly or indirectly acquire all or part of a business or entity which is brought to your attention as a result of our efforts (whether such acquisition is in the form of a merger, an acquisition of assets or stock, a joint venture or any other form, and whether it be in a single transaction or in a series of transactions), you shall pay to us a fee equal to:

     5% of the total purchase price. For purposes of the foregoing, the following shall be considered to be part of the purchase price: contingent future payments (based upon future profits or otherwise) paid to the seller or any of its stockholders, partners or other principals; assumed liabilities, payments for noncompets covenants paid to the seller or any of its stockholders, partners or other principals; the net value of any current assets (e.g., cash and cash equivalents, inventories and receivables) which are not acquired by you; and the net value of the excess benefits which are realized by the seller or any of its stockholders, partners or other principals as a result of contractual arrangements providing for benefits to it which are greater than those which would be available to it on an arm's length basis.

     In the event that the purchase price is paid in whole or in part in the form of securities, the value of such securities, for purposes of calculating our fee, shall be equal to the per share value of the securities as applied to the purchase price of such transaction. Shares issued pursuant to the foregoing shall have piggyback registration rights.

The foregoing fee shall be paid to us, in full, at such time or times as the transaction to which it relates is consummated. If the aggregate purchase price may be increased by contingent payments, or if a portion of the purchase price is paid into escrow, the portion of our fee relating thereto shall be calculated and paid when and as such contingent payments are made, or when such portion of the purchase price is released from escrow, as the case may be.
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     If a proposed transaction is not consummated for any reason other than a willful breach of contract by you (in which case we will be entitled to our compensation hereunder), no amounts shall be payable to us hereunder. You shall not be responsible for any costs or expenses which may be incurred by us in connection with our efforts hereunder, nor shall we be responsible for any of your costs or expenses; provided, however, that you shall reimburse us for any out-of-pocket expenses (including, but not limited to, reasonable counsel fees) which we may incur in connection with the enforcement of our rights hereunder.

     This agreement may be terminated by either of us, at any time, upon at least ten day's prior written notice to the other (which shall be sent by postage prepaid certified mail, return receipt requested, to the address set forth above or to such other address as may be designated by either of us to the other by like notice); provided, however, that notwithstanding such termination, your obligations to us under this agreement shall remain in full force and effect with respect to all businesses and entities (i) which were brought to your attention as a result of our efforts while this agreement was in effect and
(ii) with respect to which an acquisition transaction is consummated within two years following the termination of this agreement.

     The identity of any potential acquisition candidate which is brought to your attention as a result of our efforts shall not be disclosed by you (while this agreement is in effect or thereafter), except to the extent that such disclosure is necessary in order to enable you to evaluate your interest therein (and in such case, such disclosure shall only be made to a party who agrees to keep such information confidential). This agreement (1) may only be modified by a written instrument which is executed by both of us, (2) shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed therein, (3) constitutes our entire agreement with respect to the subject matter hereof, and (4) shall be binding upon, and inure to the benefit of, both of us and our respective successors and assigns.

     If this letter correctly reflects our understanding, please sign the enclosed copy thereof and return it to us, at which time it will become our binding agreements with respect to the subject matter hereof.

                                        Azemuth, Inc.


                                        By:  /s/ IKE SURI
                                             -----------------------------------
                                             Ike Suri, President

Agreed to and accepted as of
the date above written:

UNICO, Inc.

By:  /s/ WILLIAM M. HAGLER
     ---------------------------------
     William M. Hagler, President


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